Exhibit 99.1

February 17, 2010

Dear Shareholders,

It goes without saying that 2009 was certainly a challenging year for the economy and for the banking industry. BankGreenville Financial Corporation was not immune to challenges associated with credit and underlying collateral value deterioration, compressed net interest margins, and FDIC insurance assessment increases. However, as we start off 2010, we are optimistic about the long-term future of community banking and we are confident that BankGreenville will continue to be a leading, quality service oriented Greenville bank.  While the above challenges significantly impacted our performance last year, we would first like to focus on our achievements in 2009.

Our local deposits increased $26.1 million, or 67% in 2009.  Because of this support from the local community, we decreased our dependence on brokered or out-of-market deposits.  Brokered deposits as a percentage of total assets decreased from 23% at December 31, 2008 to 15% at December 31, 2009.  Our strong growth in local deposits enabled us to expand to over $100 million and we ended the year with total assets of $104 million, an increase of $21.4 million or 26% in 2009.

We continued to be diligent in our management of overhead in 2009.   Non-interest expenses, excluding FDIC insurance assessments, increased only $64 thousand, or 4%, in 2009.

Our capital and liquidity positions continue to be strong.  Capital ratios are significantly above the regulatory requirements for a well-capitalized institution with a leverage ratio of 9.97% and total risk-based capital of 15.27% at December 31, 2009. Our liquid assets, consisting of cash and federal funds sold represented 14% of our total assets at December 31, 2009. These liquid assets and our unpledged investment securities portfolio represented 28% of total assets. Under the economic conditions experienced during 2009, strong capital and liquidity positions were and continue to be critical to our long-term success as we move through this economic cycle and the economy begins to recover.

As a result of the challenges faced in 2009, we reported a net loss of $273 thousand for the fourth quarter 2009 compared to net income of $20 thousand for the same period in 2008. The fourth quarter 2009 net loss as compared to the same quarter in 2008 was primarily due to an increase of $403 thousand in the loan loss provision. Net loss was $413 thousand for the year ended December 31, 2009 compared to a net loss of $61 thousand for the year ended December 31, 2008.  Net loss to common shareholders was $0.40 per share after payment of preferred dividends to the U. S. Treasury.

Our loan loss provision for 2009 was $867 thousand compared to $219 thousand in 2008 primarily as a function of the increasing levels of non-performing loans and write-downs of associated collateral values. Our reserve for loan losses was 1.41% of total loans at December 31, 2009. FDIC insurance assessments were $156 thousand compared to $37 thousand in 2008, for an increase of $119 thousand, as the FDIC continues its efforts to replenish the insurance fund. Net interest margin declined 33 basis points during 2009 from 2.70% in 2008 to 2.37% in 2009.

Our non-performing assets totaled $4.8 million at December 31, 2009 and consisted of $2.7 million in non-accrual loans and $2.1 million in other real estate owned.  The percentage of non-performing assets to total assets increased from 1.48% at December 31, 2008 to 4.62% at December 31, 2009. This percentage represents a small number of manageable credits and properties and the resolution of these non-performing assets will continue to be a major focus in 2010.  We are very encouraged by the current level of activity associated with other real estate owned and anticipate significant progress in reducing the level of non-performing loans in 2010.

As we move into 2010, we expect to continue our efforts to improve asset quality and to maintain strong capital and liquidity positions. Given our historical emphasis on overhead efficiencies and more conservative growth, we believe we will be well-positioned to take advantage of the opportunities associated with the economic recovery.  We appreciate your patience and support as we look forward to serving you in 2010 and beyond.

Sincerely,

Russel T. Williams

President & CEO

Financial Highlights

($ in millions)

FORWARD LOOKING STATEMENTS

Certain statements in this shareholder letter contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf are expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.